Exhibit 99.1

Press Release	Source: DG FastChannel, Inc.

DG FastChannel(R) Expects to Complete Acquisition of Vyvx Advertising Service Operations in Early June
Wednesday May 28, 1:32 pm ET

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising and broadcast industries, announced today that it expects to complete the previously announced acquisition of the Vyvx advertising services business, including its distribution, post-production and related operations, from Level 3 Communications, Inc. (NASDAQ: LVLT) in early June.

On May 28, 2008, the Department of Justice and the Federal Trade Commission cleared the transaction and granted early termination of the Hart-Scott-Rodino pre-merger waiting period. As previously announced DG FastChannel is acquiring the Vyvx advertising services business for $129 million in cash, subject to certain adjustments.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. DG FastChannel recently agreed to acquire Enliven Marketing Technologies Corporation and expects the transaction to close in the third quarter of 2008. For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the proposed acquisition of the Vyvx advertising distribution operations. All statements included in this Press Release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that the operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from the proposed transaction may not be fully realized, realized at all or take longer to realize than anticipated. Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

Contact:

DG FastChannel, Inc.

Omar Choucair, 972-581-2000

Chief Financial Officer

or

Jaffoni & Collins Incorporated

Joseph Jaffoni, 212-835-8500

dgit@jcir.com